Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Given Imaging Ltd:
We consent to the incorporation by reference in this Registration Statement of Elron Electronic Industries Ltd. on Form S-8, pertaining to the Option  Plan for  Employees,  Directors and  Officers  —  2003 of Elron Electronics Industries Ltd. dated July 15, 2008, of our report dated March 31, 2008, with respect to the consolidated balance sheets of Given Imaging Ltd. (the “Company”) and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 20-F of Elron Electronic Industries Ltd.
Our report on the consolidated financial statements refers to the adoption by the Company of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, effective January 1, 2006 and to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, effective January 1, 2007.
Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International
Tel-Aviv, Israel
July 15, 2008